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                                                                      EXHIBIT 20

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

The Board of Directors
PacifiCare Health Systems, Inc.

We have reviewed the accompanying condensed consolidated balance sheets of PacifiCare Health Systems, Inc. as of September 30, 1999, and the related condensed consolidated statements of operations for the three and nine-month periods ended September 30, 1999 and 1998, and the condensed consolidated statements of cash flows for the nine-month periods ended September 30, 1999 and 1998. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of PacifiCare Health Systems, Inc. as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended [not presented herein] and in our report dated February 9, 1999, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1998, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                ERNST & YOUNG LLP

Los Angeles, California
October 25, 1999,
        Except for Notes 6 and 10, as to which the date is November 5, 1999